EXHIBIT 4.2

SHARE EXCHANGE AND CONTRIBUTION AGREEMENT

This Share Exchange and Contribution Agreement is entered into as of July 24, 2012 by LifeMap Sciences, Inc., a California corporation (the Company) and Alfred D. Kingsley and Greenway Partners, L.P.  (collectively, Investor).

1.             Definitions.  As used in this Agreement, the following terms have the following meanings:

(a)           “BioTime” means BioTime, Inc., a California corporation.

(b)           “BioTime Shares” means common shares, no par value, of BioTime.

(c)           “Common Stock” means common stock, no par value of the Company.

(d)           “Exchange Price” means the lesser of $1.75 and the lowest price at which the Company sells shares of Common Stock to investors for cash (otherwise than through the exercise of options issued under the Company’s Stock Option Plan) during the period commencing June 15, 2012 and ending December 31, 2012.  In the case of a sale of preferred stock or other securities convertible into or exchangeable for Common Stock (a “Convertible Security), or warrants or rights to purchase Common Stock or any Convertible Security, the price per share of Common Stock sold shall be the consideration paid for the warrant or Convertible Security plus any additional consideration paid or payable upon exercise, conversion or exchange, divided by the number of shares of Common Stock issued or issuable upon exercise, conversion or exchange thereof.

(e)           “Exchange Shares” means shares of Common Stock issued to Investor by the Company in exchange for the Contributed Shares.

(f)           “First Outside Date” means July 31, 2012.

(g)           “Maximum Shares” means a number of BioTime Shares having a value of $3,000,000, based on the Price Per Contributed Share.

(h)           “Minimum Shares” means a number of BioTime Shares having a value of $2,000,000, based on the Price Per Contributed Share.

(i)           “Price Per Contributed Share” means the price of BioTime Shares determined in accordance with Section 3.

(j)           “Second Outside Date” means September 30, 2012.

2.             Contribution of BioTime Shares.  Investor agrees to contribute to the Company a number BioTime Shares determined by Investor, but not less than the Minimum Shares and not more than the Maximum Shares, in exchange for Exchange Shares.  The number of BioTime Shares contributed by Investor in exchange for Exchange Shares shall be the Contributed Shares.  Investor shall deliver Contributed Shares consisting of not less than the Minimum Shares to the Company on a date determined by Investor but not later than the Outside Date.  The contribution of the Contributed Shares shall be effected by delivery of the certificate(s) evidencing the Contributed Shares duly endorsed for transfer to the Company or accompanied by a duly executed stock transfer power, with such signature guarantees or other endorsements and documentation as the Company or the transfer agent for the Contributed Shares may require to register the transfer of the Contributed Shares in the name of the Company.

(a)           If on the First Outside Date the Price Per Contributed Share, multiplied by the number of Contributed Shares, is less $2,000,000, the Company shall so notify Investor, and within two business days after such notice Investor shall contribute to the Company, as additional Contributed Shares, a number of additional BioTime Shares determined by Investor such that the Price Per Contributed Share determined as of the First Outside Date, multiplied by the number of Contributed Shares (including the additional BioTime Shares so contributed) is not less $2,000,000 and not more than $3,000,000.

(b)           If on the First Outside Date the Price Per Contributed Share, multiplied by the number of Contributed Shares, is greater than $3,000,000, the Company shall so notify Investor, and shall return to Investor such number of the Contributed Shares as may be required to reduce the total value of the Contributed Shares retained by the Company to $3,000,000 based on the Price Per Contributed Share.  Any such excess Contributed Shares shall be returned to Investor not later than the second business day after the First Outside Date.

(c)           If Investor contributes less than the Maximum Shares on or before the First Outside Date, and if during the period commencing on the date of this Agreement and ending on the Second Outside Date the Company has not received at least $3,000,000 of equity capital, including the value of the Contributed Shares, the Company shall so notify Investor, and within two business days after such notice Investor shall contribute to the Company, as additional Contributed Shares, a number of additional BioTime Shares having a value (determined as of the Second Outside Date) equal to $3,000,000 minus the total amount of equity capital received by the Company from the date of this Agreement to the Second Outside Date (including the value of Contributed Shares previously contributed valued at the greater of the Price Per Contributed Share determined as of the First Outside Date and the Price Per Contributed Share determined as of the Second Outside Date).  If Investor has not previously contributed the Maximum Shares and the Company has not received at least $5,000,000 of equity capital, including the Contributed Shares, from the date of this Agreement to the Second Outside Date, Investor may elect to contribute a number of additional Shares with a value equal to $5,000,000 minus the total amount of equity capital so received by the Company; provided that for the purpose of this sentence (i) Investor shall not contribute more than the Maximum Shares, (ii) the amount of equity capital raised shall include the Shares previously contributed by Investor, (iii) the value of the Shares so contributed or to be contributed shall be valued at the greater of the Price Per Contributed Share determined as of the First Outside Date and the Price Per Contributed Share determined as of the Second Outside Date), and (iv) Investor shall contribute any additional Shares pursuant to this sentence within two business days after receipt of notice from the Company as to the amount of equity capital so received by the Company from the date of this Agreement through the Second Outside Date.

3.             Pricing of Contributed Shares.  The Price Per Contributed Share shall be equal to (a) in the case of Shares contributed on or before the First Outside Date, the highest volume weighted average of the daily closing prices of BioTime Shares as reported on the NYSE MKT for any consecutive ten (10) trading day period from July 1, 2012 through the First Outside Date, and (b) in the case of Shares contributed after the First Outside Date, the highest volume weighted average of the daily closing prices of BioTime Shares as reported on the NYSE MKT for any consecutive ten (10) trading day during period from the first trading day after the First Outside Date through the Second Outside Date.

4.             Issuance of Exchange Shares.  Within two business days following the First Outside Date, the Company shall issue to Investor a number of Exchange Shares equal to (A) the Price Per Contributed Share multiplied by the number of Contributed Shares (excluding any Contributed Shares returned to Investor under Section 2(b)) contributed, divided by (B) the Exchange Price as then in effect.  Within two business days following the Second Outside Date, the Company shall issue to Investor a number of Exchange Shares equal to (A) the Price Per Contributed Share multiplied by the number of Contributed Shares (excluding any Contributed Shares contributed after the First Outside Date pursuant to Section 2(a) or returned to Investor pursuant to Section 2(b)) contributed during the period commencing on the  First Outside Date and ending on the Second Outside Date, divided by (B) the Exchange Price as then in effect.

(a)            If after the date on which Exchange Shares are issued to Investor, the Exchange Price is lower than the lowest Exchange Price used to determine the number of Exchange Shares previously issued to Investor, the number of Exchange Shares shall be recalculated using such lower Exchange Price, and within two business days after such date, the Company shall issue to Investor a number of additional Exchange Shares equal to the excess of number of Exchange Shares as so recalculated over the total number of Exchange Shares previously issued to Investor.

(b)           The Exchange Shares, when issued to Investor in exchange for the Contributed Shares pursuant to this Agreement, will be duly authorized, validly issued, fully paid, and non-assessable.

(c)           No fractional Exchange Shares will be issued.  LifeMap will pay cash in lieu of fractional shares at the Exchange Price in effect for determining the number of Exchange Shares issued.

5.             Investment Representations.  Investor makes the following representations to the Company in connection with the acquisition of the Exchange Shares:

(a)     Investor is an Accredited Investor as defined in Rule 501 under the Securities Exchange Act of 1933, as amended (Securities Act), and has executed and are delivering to the Company an Accredited Investor Certification in the form of Exhibit A.

(b)     Investor and its or his attorneys, accountants and financial advisors have made such investigation of the Company as they deemed appropriate for determining to acquire (and thereby make an investment in) the Exchange Shares.

(c)     Investor understands that the Exchange Shares are being offered and sold without registration under the Securities Act and without registration or qualification under the California Corporate Securities Law of 1968, and the laws of other states, in reliance upon the exemptions from such registration and qualification requirements for non-public offerings.  Investor acknowledges and understands that the availability of the aforesaid exemptions depends in part upon the accuracy of certain of the representations, declarations and warranties contained herein, which Investor makes with the intent that they may be relied upon by the Company.

(d)     Investor either alone or together with its or his attorneys, accountants and financial advisors, has such knowledge and experience in financial and business matters to enable them to evaluate the merits and risks of an investment in the Exchange Shares and to make an informed investment decision with respect thereto.

(e)     Investor is acquiring the Exchange Shares solely for its or his own account and for investment purposes, and not with a view to, or for sale in connection with, any distribution of the Exchange Shares, unless registered under the Securities Act.

(f)     It has never been represented, guaranteed or warranted to Investor by the Company, or by any officer, director, employee, or agent of the Company, that  Investor will realize any specific value, sale price, or profit as a result of acquiring the Exchange Shares.

6.             Resale Restrictions.

(a)     Investor agrees that Investor will not sell, offer for sale, or transfer any of the Exchange Shares, unless those Exchange Shares have been registered under the Securities Act, or unless there is an exemption from such registration and an opinion of counsel reasonably acceptable to the Company has been rendered stating that such offer, sale, or transfer will not violate the Securities Act or any state securities laws.

(b)     The certificates evidencing Exchange Shares will contain a legend to the effect that transfer is prohibited except pursuant to registration under the Securities Act, or pursuant to an available exemption from registration under the Securities Act.

(c)     The Company, and any transfer agent and registrar of the Exchange Shares, will refuse to register the transfer of any Exchange Shares not made pursuant to registration under the Securities Act, or pursuant to an available exemption from registration under the Securities Act.

7.             Notices.  Any notice required or permitted to be given to a party pursuant to the provisions of this Agreement shall be in writing and shall be effective upon personal delivery or upon deposit in the United States mail, postage prepaid, or sent by next business day air delivery service, properly addressed to the party to be notified as set forth below such party's signature, or at such other address as such party may designate by advance written notice to the other parties hereto.

8.             Parties; Successors and Assigns.  Except as otherwise provided herein, this Agreement and the rights and obligations of the parties hereunder shall inure to the benefit of, and be binding upon, the parties and their respective successors and assigns.

9.             Severability.  In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.

10.           Amendments; Waivers.  Any amendment or modification of this Agreement shall be effective only if evidenced by a written instrument executed by the parties.  Any waiver by a party of its rights hereunder shall be effective only if evidenced by a written instrument.  In no event shall such waiver of any rights hereunder constitute the waiver of such rights in any future instance unless the waiver so specifies in writing.

11.           Governing Law; Venue.  This Agreement is to be construed in accordance with and governed by the internal laws of the State of California without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of California to govern the rights and duties of the parties.

12.           Entire Agreement.  This Agreement, including the Exhibit attached, constitutes the entire agreement among the parties with respect to the subject matter hereof.  This Agreement supersedes any and all prior or contemporaneous written or oral agreements pertaining to the same subject matter.

13.           Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.  This Agreement may be executed with signatures transmitted among the parties by facsimile or other electronic means, and no party shall deny the validity of a signature or this Agreement signed and transmitted by facsimile or other electronic means on the basis that a signed document is represented by a copy or facsimile and not an original.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

LIFEMAP SCIENCES, INC.

By:	/s/ David Warshawsky

Title:	Chief Executive Officer

/s/ Alfred D. Kingsley
Alfred D. Kingsley

Greenway Partners, Ltd.

By:	Greenhouse Partners, L.P.,
its general partner

By:	/s/ Alfred D. Kingsley
Alfred D. Kingsley, General Partner